Exhibit 99.1

Edgewater Announces $2.6 Million Extension of Stock Repurchase Program

Wakefield, MA, September 28, 2012 – Edgewater Technology, Inc. (NASDAQ: EDGW), a leading consulting firm that brings a blend of business advisory and product-based consulting services to its clients, announced that its Board of Directors has approved an extension of the company’s stock repurchase program (the “Repurchase Program”) to September 20, 2013 (the “Extended Repurchase Program”).

The Repurchase Program, which was originally announced in December 2007 and subsequently amended, allowed for the repurchase of up to $13.5 million of the company’s common stock. The Extended Repurchase Program will increase the amount of the repurchase authorization by $2.6 million, from $13.5 million to $16.1 million. To date, Edgewater has repurchased approximately $11.1 million of its shares, leaving a remaining authorization of approximately $5.0 million.

Shirley Singleton, Edgewater’s chairman, president and CEO, commented: “We believe the extension of the stock repurchase program continues to represent an effective use of our cash and reflects the confidence we have in Edgewater’s financial strength. We continue to believe that this program demonstrates our confidence in generating positive cash flow and our ongoing commitment to increasing shareholder value.”

Under the Extended Repurchase Program, the company’s common stock may be purchased from time-to-time on the open market or through privately negotiated transactions. The timing and amount of the purchases will be based upon market conditions, securities law considerations and other factors. The Extended Repurchase Program does not obligate the company to acquire a specific number of shares in any period and may be modified, suspended, extended or discontinued at any time, without prior notice.

Repurchased common shares will be held as treasury shares, a portion of which may be used to satisfy Edgewater’s current and near-term requirements under its equity incentive and other benefit plans.

About Edgewater

Edgewater Technology, Inc. (NASDAQ: EDGW) is a strategic consulting firm delivering a blend of advisory and product-based services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater’s brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Company Contact:

Timothy R. Oakes

Chief Financial Officer

(781) 246-3343

Investor Relations:

Liolios Group, Inc.

Cody Slach

(949) 574-3860

EDGW@liolios.com

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